Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our report dated March 26, 2009 with respect to the consolidated financial statements included in the Annual Report of Image Sensing Systems, Inc. and subsidiaries on Form 10-K for the year ended December 31, 2008. We hereby consent to the incorporation by reference of said report in the Registration Statements of Image Sensing Systems, Inc. on Forms S-3 (File No. 333-41706, effective July 19, 2000) and on Forms S-8 (File No. 333-152117, effective July 3, 2008; File No. 333-142449, effective April 30, 2007; File No. 333-82546, effective February 11, 2002; File No. 333-86169, effective August 30, 1999; and File No. 333-09289, effective July 31, 1996).

/s/ GRANT THORNTON LLP

Minneapolis, Minnesota
March 26, 2009

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